Exhibit (n) - Accountant's Consent

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-2 of Dividend and Income Fund and to the use of our report dated February 26, 2013 on the financial statements and financial highlights of Dividend and Income Fund.   Such financial statements, financial highlights and report of independent registered public accounting firm appear in the 2012 Annual Report to Shareholders and are incorporated by reference in the Registration Statement and Prospectus.

TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 19, 2013